NEWS RELEASE
Contact: Investor Relations
(206) 298-2909

EMERITUS ANNOUNCES OPERATING
RESULTS FOR FIRST QUARTER 2010

SEATTLE, WA, (May 3, 2010) - Emeritus Corporation (NYSE: ESC), a national provider of assisted living and memory care services to seniors, today announced its first quarter 2010 results.

Quarter Ended March 31, 2010 Operating Summary Compared to Prior Year First Quarter

•	Total revenues increased $13.1 million, or 5.9%, to $234.2 million.
•	Same Community average monthly revenue per occupied unit improved by 2.4% to $3,718.
•	Total average occupancy increased 110 basis points to 87.2%.
•	Same Community average occupancy increased 90 basis points to 87.3%.
•	Operating income from continuing operations improved 20.4% to $12.5 million.
•	Adjusted EBITDAR increased $1.8 million to $65.2 million.
•	CFFO per share was $0.27 compared to $0.29 in the prior year quarter.

 “The need-driven fundamentals of our business remain intact, and we continue to gain market share,” commented Granger Cobb, President and Co-Chief Executive Officer.  “We also continue to successfully pursue external growth as we added nine communities to our consolidated portfolio during the first quarter, and our joint venture was selected as the lead bidder for the acquisition of 149 communities that we would manage if the joint venture successfully acquires these communities.”

 2010 First Quarter Results

Total revenue in the first quarter of 2010 increased 5.9% to $234.2 million, compared to $221.1 million in the 2009 first quarter.  The $13.1 million increase consisted of $7.6 million from improved rate and occupancy in our portfolio of 264 same communities that we have continuously operated since January 1, 2009, and $5.5 million from the acquisition, development, and expansion of 16 communities since the beginning of 2009.  The improvement in Same Community revenues consisted of $5.2 million in rate improvement and $2.4 million in occupancy gains.

Average monthly revenue per occupied unit increased 1.8% to $3,699 in the first quarter of 2010 from $3,632 in the first quarter of 2009.  On a Same Community basis, average monthly revenue per occupied unit increased 2.4% to $3,718 in the first quarter of 2010 from $3,631 in the corresponding period in 2009.

In the first quarter of 2010, total average occupancy increased 110 basis points to 87.2% compared to 86.1% in first quarter of 2009, and Same Community average occupancy increased 90 basis points to 87.3% compared to 86.4% in the prior year first quarter.

Community operating expenses increased $11.1 million to $155.0 million in the first quarter of 2010 compared to $143.9 million in the prior year first quarter.  Approximately $4.7 million of the increase resulted from the acquisition, development, or expansion of 16 communities since the beginning of 2009, and $6.4 million was from our 264 Same Community portfolio.  The increase in Same Community operating expenses consisted primarily of a $3.4 million increase in labor and benefits, of which payroll taxes increased $1.3 million and salary and wages increased $0.8 million, or 1.2%.  The remaining increase in Same Community operating expenses was due primarily to general expense increases across various other operating expense categories.

Operating income from continuing operations increased $2.1 million to $12.5 million in the first quarter of 2010, compared to $10.4 million in the prior year first quarter.  Community operating income (community revenues less community operating expenses) increased $2.1 million, or 2.8%, to $77.8 million in the first quarter of 2010 compared with $75.7 million in the first quarter of 2009.

Community Transactions

In March 2010, the Company announced that the joint venture between Emeritus, Blackstone Real Estate Advisors and Columbia Pacific Advisors was selected as the lead bidder in the joint venture’s proposed acquisition of approximately 149 communities currently operated by an affiliate of Sunwest Management.  The Company continues to work with the joint venture to pursue this opportunity, which we anticipate will close in the second half of 2010 if we are selected as the winning bidder.

During the first quarter of 2010, the Company acquired nine additional communities under long-term lease agreements consisting of approximately 424 units.  Eight of the communities are accounted for as capital leases and one as a financing lease.  As of March 31, 2010, the consolidated Emeritus portfolio consisted of 280 communities, of which 264 communities are included in our Same Community definition.

Balance Sheet

As of March 31, 2010, the Company had $51.4 million of cash and cash equivalents, and had no outstanding borrowings under its $25.0 million line of credit.  On March 31, 2010, total assets were $2.1 billion, including $1.7 billion of net investments in properties, total debt was $1.6 billion, including capital lease obligations, and shareholders’ equity was $299.6 million.

Conference Call:

The Company will host a conference call on Monday, May 3, 2010, at 5:00 P.M. Eastern Time to discuss its financial results for the quarter ended March 31, 2010.  Hosting the call will be Mr. Daniel Baty, Chairman and Co-Chief Executive Officer, Mr. Granger Cobb, President and Co-Chief Executive Officer, and Mr. Robert Bateman, Executive Vice President and Chief Financial Officer.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (877) 407-9039, or for international participants (201) 689-8470.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Monday, May 3, 2010, until midnight Eastern Time, Monday, May 10, 2010.  The dial in numbers for the replay are (877) 660-6853, or for international participants (201) 612-7415.  To access the telephonic replay, enter account number 3055 along with the conference ID 348963.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and Cash From Facility Operations (CFFO) are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe these non-GAAP measures are useful in identifying trends in our day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR, and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with our consolidated balance sheets, statements of operations, and cash flows.  We define Adjusted EBITDA/EBITDAR and CFFO and provide other information about these non-GAAP measures in our annual report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2010, and our quarterly report on Form 10-Q for the three months ended March 31, 2010, to be filed with the SEC on or before May 10, 2010.

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three months ended March 31, 2010 and 2009 (in thousands):

	Three Months Ended
	March 31,
	2010	2009

Net loss	$(14,402)	$(15,095)
Equity earnings for unconsolidated joint ventures	(149)	(624)
Provision for income taxes	319	270
Depreciation and amortization	20,446	21,665
Interest expense	27,041	26,192
Interest income	(112)	(138)
Non-cash stock option compensation expenses	1,436	947
Amortization of deferred gains	(305)	(74)
Straight-line rent expense	3,591	4,986
Above/below market rent amortization	2,174	2,487
Deferred revenues	1,009	72
Change in fair value of interest rate swaps	54	(90)
Impairment loss on long-lived assets	-	1,096
Acquisition and development expenses	53	113
Discontinued operations	221	74
Actuarial self-insurance reserve adjustments	597	-
Adjusted EBITDA	41,973	41,881
Community leases expense, net	23,273	21,596
Adjusted EBITDAR	$65,246	$63,477

The following table shows the reconciliation of net cash provided by operating activities to CFFO for the three months ended March 31, 2010 and 2009 (in thousands):

	Three Months Ended
	March 31,
	2010	2009

Net cash provided by operating activities	$17,377	$21,190
Remove effect of changes in operating assets and liabilities	(1,504)	(4,203)
Recurring capital expenditures, net	(2,792)	(3,859)
Repayment of capital lease and financing obligations	(2,874)	(2,234)
Distributions from unconsolidated joint ventures, net	379	548
Cash From Facility Operations	$10,586	$11,442

CFFO per weighted average common shares outstanding was $0.27 and $0.29 for the three months ended March 31, 2010 and 2009, respectively.  We define recurring capital expenditures as actual costs incurred to maintain our communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions and general corporate purposes.

For a more detailed understanding of Emeritus, please refer to the Company’s annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 15, 2010 and our quarterly report on Form 10-Q for the three months ended March 31, 2010, to be filed with the SEC on or before May 10, 2010, or visit the Company’s Internet site at www.emeritus.com to obtain copies.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 316 communities in 36 states representing capacity for approximately 27,500 units and approximately 32,800 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.

EMERITUS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

ASSETS
	March 31,	December 31,
Current Assets:	2010	2009
Cash and cash equivalents	$51,401	$46,070
Short-term investments	2,275	2,208
Trade accounts receivable, net of allowance of $1,123 and $1,009	10,916	10,861
Other receivables	8,313	7,251
Tax, insurance, and maintenance escrows	21,835	23,565
Prepaid workers' compensation	21,767	21,397
Other prepaid expenses and current assets	27,680	27,790
Total current assets	144,187	139,142
Long-term investments	3,999	4,132
Property and equipment, net of accumulated depreciation of $241,937 and $222,518	1,747,701	1,716,472
Restricted deposits	14,829	14,349
Lease acquisition costs, net of accumulated amortization of $2,005 and $1,889	3,971	3,805
Goodwill	74,674	74,755
Other intangible assets, net of accumulated amortization of $32,185 and $28,883	113,701	116,418
Other assets, net	21,385	20,867
Total assets	$2,124,447	$2,089,940

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$37,216	$21,324
Current portion of capital lease and financing obligations	12,487	11,144
Trade accounts payable	4,454	5,928
Accrued employee compensation and benefits	42,588	37,624
Accrued interest	8,002	8,013
Accrued real estate taxes	7,949	10,715
Accrued professional and general liability	9,590	8,445
Accrued income taxes	737	542
Other accrued expenses	13,435	13,491
Deferred revenue	11,652	10,729
Unearned rental income	18,370	18,669
Total current liabilities	166,480	146,624
Long-term debt obligations, less current portion	1,356,483	1,375,088
Capital lease and financing obligations, less current portion	207,578	165,372
Deferred gain on sale of communities	6,806	7,111
Deferred rent	38,731	34,659
Other long-term liabilities	42,139	42,188
Total liabilities	1,818,217	1,771,042

Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $.0001 par value. Authorized 20,000,000 shares, none issued	-	-
Common stock, $.0001 par value. Authorized 100,000,000 shares; issued and outstanding
39,289,951 and 39,274,590 shares	4	4
Additional paid-in capital	727,291	725,652
Accumulated other comprehensive income	902	807
Accumulated deficit	(428,592)	(414,381)
Total Emeritus Corporation shareholders' equity	299,605	312,082
Noncontrolling interest – related party	6,625	6,816
Total shareholders’ equity	306,230	318,898
Total liabilities, shareholders' equity and noncontrolling interest	$2,124,447	$2,089,940

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended March 31,
(In thousands, except per share data)

	2010	2009
Revenues:
Community revenue	$232,873	$219,631
Management fees	1,331	1,467
Total operating revenues	234,204	221,098

Expenses:
Community operations (exclusive of depreciation and amortization
and community leases expense shown separately below)	155,022	143,898
General and administrative	17,204	14,993
Impairments on long-lived assets	-	1,096
Depreciation and amortization	20,446	21,665
Community leases	29,038	29,069
Total operating expenses	221,710	210,721
Operating income from continuing operations	12,494	10,377

Other income (expense):
Interest income	112	138
Interest expense	(27,041)	(26,192)
Change in fair value of interest rate swaps	(54)	90
Equity earnings for unconsolidated joint ventures	149	624
Other, net	478	212
Net other expense	(26,356)	(25,128)

Loss from continuing operations before income taxes	(13,862)	(14,751)
Provision for income taxes	(319)	(270)
Loss from continuing operations	(14,181)	(15,021)
Loss from discontinued operations	(221)	(74)
Net loss	(14,402)	(15,095)
Net loss attributable to noncontrolling interest	191	214
Net loss attributable to Emeritus Corporation common shareholders	$(14,211)	$(14,881)

Basic and diluted loss per common share attributable to Emeritus Corporation common shareholders:
Continuing operations	$(0.35)	$(0.38)
Discontinued operations	(0.01)	(0.00)
	$(0.36)	$(0.38)

Weighted average common shares outstanding; basic and diluted	39,279	39,117

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS For the Three Months Ended March 31,
(In thousands)

	2010	2009
Cash flows from operating activities:
Net loss	$(14,402)	$(15,095)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,446	21,665
Amortization of above/below market rents	2,174	2,487
Amortization of deferred gains	(305)	(74)
Loss on sale of assets	230	-
Impairment of long-lived assets	-	1,063
Amortization of loan fees	752	775
Allowance for doubtful receivables	1,062	732
Equity investment earnings	(149)	(624)
Stock based compensation	1,436	947
Change in fair value of interest rate swaps	54	(90)
Other	(25)	143
Changes in operating assets and liabilities:
Deferred rent	3,591	4,986
Deferred revenue	1,009	72
Change in other operating assets and liabilities	1,504	4,203
Net cash provided by operating activities	17,377	21,190

Cash flows from investing activities:
Acquisition of property and equipment	(5,253)	(6,135)
Other investments	(806)	-
Sale of property and equipment	-	2,677
Lease and contract acquisition costs	(282)	(153)
Payments (to) from affiliates and other managed communities, net	(193)	109
Distributions from unconsolidated joint ventures/other	379	548
Net cash used in investing activities	(6,155)	(2,954)

Cash flows from financing activities:
Proceeds from sale of stock	203	168
Increase) in restricted deposits	(484)	(246)
Debt issuance and other financing costs	(23)	(133)
Proceeds from long-term borrowings and financings	-	938
Repayment of long-term borrowings and financings	(2,713)	(1,228)
Repayment of capital and financing lease obligations	(2,874)	(2,234)
Net cash used in financing activities	(5,891)	(2,735)
Net increase in cash and cash equivalents	5,331	15,501
Cash and cash equivalents at the beginning of the year	46,070	27,254
Cash and cash equivalents at the end of the year	$51,401	$42,755

Emeritus Corporation
Lease, Interest and Depreciation Expense
For the Calendar Quarters Ended
(Unaudited)
(In Thousands)

		Projected
		Range
	Q1-2010	Q2-2010
Community leases expense - GAAP	$29,038	$29,100 - $29,400
Less:
Straight-line rents	(3,591)	(3,500)-(3,600)
Above/below market rents	(2,174)	(2,200)-(2,300)
Plus:
Capital lease interest	3,933	3,900 - 4,000
Capital lease principal	2,779	2,800 - 2,900
Community leases expense - CASH	$29,985	$30,100 - $30,400

Interest expense - GAAP	$27,041	$27,330 - $27,840
Less:
Straight-line interest	(25)	(30)-(40)
Capital lease interest	(3,933)	(3,900)-(4,000)
Loan fee amortization	(752)	(800)-900)
Interest expense - CASH	$22,331	$22,600 - $22,900

Depreciation – owned assets	$15,299	$15,400 – $15,500
Depreciation – capital leases	4,239	4,300 – 4,400
Amortization – intangible assets	908	1,000 – 1,100
Total depreciation and amortization expense	$20,446	$20,700 - $21,000

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Calendar Quarters Ended
Unaudited
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010
Average consolidated communities	268.0	268.3	269.0	271.0	279.5
Average available units	23,404	23,439	23,529	23,710	24,080
Average occupied units	20,157	20,298	20,495	20,654	20,986
Average occupancy	86.1%	86.6%	87.1%	87.1%	87.2%
Average monthly revenue per occupied unit	$3,632	$3,626	$3,649	$3,684	$3,699
Calendar days	90	91	92	92	90

Community revenues:
Community revenues	$215,870	$217,304	$221,016	$225,206	$229,815
Move-in fees	4,531	4,549	4,196	3,948	3,753
Move-in incentives	(770)	(1,079)	(864)	(864)	(695)
Total community revenues	$219,631	$220,774	$224,348	$228,290	$232,873

Community operating expenses:
Salaries and wages - regular and overtime	$66,942	$67,707	$68,627	$70,323	$69,808
Average daily salary and wages	$744	$744	$746	$764	$776
Average daily wages per occupied unit	$36.90	$36.66	$36.40	$37.01	$36.96

Payroll taxes and employee benefits	$23,041	$22,116	$23,689	$24,503	$26,244
Percent of salaries and wages	34.4%	32.7%	34.5%	34.8%	37.6%

Actuarial self-insurance reserve adjustments	$-	$(1,726)	$818	$(1,033)	$598

Utilities	$11,236	$9,406	$11,420	$9,878	$11,522
Average monthly cost per occupied unit	$186	$154	$186	$159	$183

Facility maintenance and repairs	$4,903	$5,027	$5,508	$5,683	$5,898
Average monthly cost per occupied unit	$81	$83	$90	$92	$94

All other community operating expenses	$37,776	$38,405	$39,331	$42,203	$40,952
Average monthly cost per occupied unit	$625	$631	$640	$681	$650

Total community operating expenses	$143,898	$140,935	$149,393	$151,557	$155,022

Community operating income	$75,733	$79,839	$74,955	$76,733	$77,851

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Calendar Quarters Ended
Unaudited (Community revenue and operating expense in thousands)
	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010
Consolidated:
Average consolidated communities	268.0	268.3	269.0	271.0	279.5
Community revenue	$219,631	$220,774	$224,348	$228,290	$232,873
Community operating expense	$143,898	$140,935	$149,393	$151,557	$155,022
Average occupancy	86.1%	86.6%	87.1%	87.1%	87.2%
Average monthly revenue per unit	$3,632	$3,626	$3,649	$3,684	$3,699

Same Community:
Average consolidated communities	264.0	264.0	264.0	264.0	264.0
Community revenue	$218,270	$219,398	$222,344	$224,418	$225,917
Community operating expense	$142,065	$140,658	$145,611	$148,252	$148,433
Average occupancy	86.4%	86.9%	87.4%	87.4%	87.3%
Average monthly revenue per unit	$3,631	$3,628	$3,656	$3,690	$3,718